                                                              Exhibit 99.1
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                     Fourth Quarter and Fiscal Year results

TORRANCE, Calif. May 9, 2003 -- Toyota Motor Credit Corporation ("the Company"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), announced earnings for the fourth quarter and fiscal year ended March 31, 2003.



                              Three Months Ended                    Fiscal Year Ended
                                 (in millions)                         (in millions)
                           -------------------------            -------------------------
                             3/31/03         3/31/02              3/31/03         3/31/02
                           ---------       ---------            ---------       ---------


Net Income                 $      42       $     110            $     110       $     243

Derivative
Adjustment
(net of income tax)               10             (37)                 201             (25)
                           ---------       ---------            ---------       ---------
Net Income
Excluding
Derivative
Adjustment
(net of income tax)        $      52       $      73            $     311       $     218
                           =========       =========            =========       =========


Net income has been presented for the three months and fiscal year ended March 31, 2003 and 2002, in accordance with generally accepted accounting principles in the United States ("GAAP"), and also on a basis which excludes the effects of derivative fair value adjustments calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Activities and Hedging Activities, and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of SFAS 133 ("Derivative Adjustment"). Management believes that providing a calculation of net income excluding the effect of the Derivative Adjustment provides useful information to investors for the reasons explained below, and a more balanced representation of the Company's operating results. Management uses this measure when analyzing its core operating results.

The Company uses derivative instruments to help mitigate exposure to interest rate and currency fluctuations related to its debt portfolio, and to manage the relationship between the yield on earning assets and the cost to fund these assets. The Company does not use any of these instruments for trading purposes.

In accordance with SFAS No. 133 and 138, the effect of interest rate movements on portfolio-based derivative instruments and the ineffective portion of the Company's fair value hedge relationships, must be included in the Company's financial results. Under GAAP, the effect of interest rate movements on the Company's related earning assets is not included in the Company's financial results. Management believes that including in the Company's financial results the effect of interest rate movements on its portfolio-based derivative instruments and fair value hedges in accordance with SFAS No. 133 and 138, while not including any corresponding valuation adjustment related to earning assets, does not provide a complete picture of the economics of the Company's business and its operating performance. Therefore, the Company reports financial results which include as well as exclude the Derivative Adjustment.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through the Company, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.